Exhibit 23.5
CONSENT OF INDUSTRIAL MINERALS COMPANY OF
AUSTRALIA PTY LTD.
     We hereby consent to the use by Molycorp, Inc. in connection with its Registration Statement on Form S-1 and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), of our overview dated March 2010 and our report, dated May 19, 2010, and all information derived from these reports. We confirm that we have sighted the references to these reports in the Registration Statement and confirm that they are quoted in an appropriate context.

Date: June 15, 2010	INDUSTRIAL MINERALS COMPANY OF
AUSTRALIA PTY LTD.

ABN 42 084 433 992

/s/ Dudley J. Kingsnorth

	Name:	Dudley J. Kingsnorth
	Title:	Executive Director